Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-xxxxx) and the related Prospectus of First Financial Bancorp for the registration of  debt securities, common shares, purchase contracts, units, rights and warrants, and to the incorporation by reference therein of our reports dated February 28, 2011, with respect to the consolidated financial statements of First Financial Bancorp, and the effectiveness of internal control over financial reporting of First Financial Bancorp, included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
April 28, 2011